                                                                  RULE 424(B)(3)
                                                      REGISTRATION NO. 333-18911


                    NEW ENGLAND INVESTMENT COMPANIES, L.P.


                                         PROSPECTUS SUPPLEMENT
                                         DATED AUGUST 1, 1997, TO
                                         PROSPECTUS DATED FEBRUARY 13, 1997
                                         (AS SUPPLEMENTED BY PROSPECTUS
                                         SUPPLEMENTS DATED MARCH 20, 1997 AND
                                         JUNE 26, 1997)

The following information is made a part of the above-referenced prospectus (the "Prospectus").

                              SELLING UNITHOLDERS

     The information contained in the Prospectus with respect to Selling Unitholders is updated by the addition of the following Selling Unitholder:


                                                                                                    Units Beneficially
                                                                             Units to be           Owned After Offering
                                             Units Beneficially                Sold in          ---------------------------
Selling Unitholder                        Owned Prior to Offering(1)          Offering          Number (1)       Percent (2)
------------------                        --------------------------          ----------        ----------       -----------

Snyder Holdings, Inc.(3)                          975,006                     250,000             725,006           1.65%


(1) Based on information provided by such persons, the entity named in the table above has sole voting and investment power with respect to all of the LP Units shown as beneficially owned by it.

(2) Percentage of ownership is based on 44,309,786 LP Units outstanding on July 31, 1997, and does not include 110,000 units of general partnership interest ("GP Units") owned by the Partnership's general partner, which represent all GP Units outstanding.

(3) The listed entity (formerly Snyder Capital Management, Inc.) contributed its business assets to the Partnership in July, 1997. Certain persons who are shareholders, directors and officers of Snyder Holdings, Inc. are currently employed by the subsidiary of the Partnership now operating the acquired business (Snyder Capital Management, L.P.) as officers. In addition, three of such persons are members of the Board of Directors of such subsidiary's general partner, which is a wholly owned indirect subsidiary of the Partnership.